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                                                                     EXHIBIT 4.9

                          AMENDMENT TO RIGHTS AGREEMENT

        This Amendment to Rights Agreement ("Amendment") is made and entered into as of November 6, 1998, by and between California Microwave, Inc., a Delaware corporation (the "Company"), and BankBoston, N.A. (successor to Bank of America, N.T. & S.A.) (the "Rights Agent").

                                   WITNESSETH

        WHEREAS, the Company has entered into a Rights Agreement, dated as of July 27, 1989, with Bank of America, N.T. & S.A. (the "Agreement") pursuant to which Board of Directors of the Company authorized and declared a dividend of one Right for each share of the Company's Common Stock outstanding at the close of business on the Record Date and authorized and directed the issuance of one Right with respect to each share of Common Stock that shall become outstanding between the Record Date and the earlier of the Distribution Date, the Expiration Date and the Final Expiration Date, each Right representing the right to purchase one share of Common Stock on the terms and subject to the conditions set forth therein.

        WHEREAS, the Board of Directors of the Company deems it desirable and in the best interests of stockholders to amend the Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

        SECTION 1. CERTAIN DEFINITIONS. For purposes of this Amendment, capitalized terms not otherwise defined herein shall have the meanings indicated in the Agreement.

        SECTION 2.    AMENDMENT.

        (A) Section 1(a) is amended and restated in its entirety as follows:

               (a) "Acquiring Person" shall mean any Person (as such term is hereafter defined) who or which, together with all Affiliates and Associates (as such terms are hereafter defined) of such Person, shall be the Beneficial Owner (as such term is hereafter defined) of 20% or more of the Common Stock of the Company then outstanding. Notwithstanding the foregoing, (A) the term "Acquiring Person" shall not include (i) the Company, (ii) any subsidiary (as such term is hereafter defined) of the Company, (iii) any employee benefit plan of the Company or of any subsidiary of the Company, (iv) any entity holding Common Stock for or pursuant to the terms of any such employee benefit plan, or
        (v) any Person who or which has received the approval of the Board of Directors (together with the Approval of the Continuing Directors) (as such term is hereafter defined) of the Company to become the Beneficial Owner of 20% or more of the Common Stock, which approvals may be before or within twenty (20) Business Days after the Person becomes the Beneficial Owner of 20% or more of the Common Stock then outstanding, and (B) no Person shall become an "Acquiring Person" either (x) as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding,



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        increases the proportionate number of shares beneficially owned by such
        Person to 20% or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Stock then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by, the Company of such share purchases by the Company, become the Beneficial Owner of any additional Common Stock without the prior consent of the Company and shall then Beneficially Own more than 3,000,000 shares of the Common Stock (subject to adjustment for stock splits, stock combinations, recapitalizations, reclassifications and the like), then such Person shall be deemed to be an "Acquiring Person," or
        (y) if the Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests, as promptly as practicable (as determined in good faith by the Board of Directors), but in any event within five Business Days, following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall no longer be deemed to be an "Acquiring Person" for purposes of this Agreement.

        (b) Section 1(f) shall be amended to change the words "State of California" to "Commonwealth of Massachusetts".

        (c) Section 1(i) shall be amended to change the words "San Francisco" to "Eastern" where they appear twice.

        (d) Section 2 shall be amended to add the following after the words "necessary or desirable":

        upon ten (10) days prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.

        (e)     The following shall be added as a new paragraph at the end of
                Section 7(a):

               In lieu of issuing Common Stock in accordance with the first paragraph of Section 7(a) hereof, the Company may, if a majority of the Board of Directors then in office determines that such action is necessary or appropriate and not contrary to the interests of holders of Rights, elect to (and, in the event that there are not sufficient treasury shares and authorized but unissued Common Stock to permit the exercise in full of the Rights in accordance with the foregoing paragraph, the Company shall) take all such action as may be necessary to authorize, issue or pay, upon the exercise of the Rights, cash (including by way of a reduction of the Purchase Price), property, Preferred Stock, other securities or any combination thereof having an aggregate value equal to the value of the Common Stock which otherwise would have been issuable pursuant to the first paragraph of Section 7(a) hereof, which aggregate value shall be determined by a nationally recognized investment banking firm selected by a majority of the Board of Directors then in office. For purposes of the preceding sentence, the value of the Common Stock shall be determined pursuant to



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        Section 11(d) hereof. Any such election by the Board of Directors must be made within 60 days following the Distribution Date. Following the Distribution Date, a majority of the Board of Directors then in office may suspend the exercisability of the Rights for a period of up to 60 days following the Distribution Date to the extent that such directors have not determined whether to exercise their rights of election under this paragraph Section 7(a). In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended.

        (f) Section 7(b) shall be amended to add the following after the words "Common Stock":

        (or cash, property, Preferred Stock, other securities or combination thereof substituted therefor in accordance with the second paragraph of
        Section 7(a)).

        (g) Section 7(c) is hereby amended and restated in its entirety as follows:

               (c) Subject to the second paragraph of Section 7(a), upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase set forth on the reverse thereof (or a facsimile thereof) and the Certificate contained therein duly executed, accompanied by payment of the Purchase Price for the shares of Common Stock (or cash, property, Preferred Stock, other securities or any combination thereof substituted therefor in accordance with the second paragraph of Section 7(a)) to be purchased and an amount equal to any applicable transfer tax in cash, or by certified check or bank draft payable to the order of the Company, the Rights Agent shall thereupon promptly (i) requisition from any transfer agent of the Common Stock (or make available, if the Rights Agent is the transfer agent) certificates for the number of shares of Common Stock (or, when appropriate, from the Company cash, property, Preferred Stock, other securities or any combination thereof) to be purchased and the Company hereby irrevocably authorizes and directs its transfer agent to comply with all such requests, (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14, (iii) promptly after receipt of such Common Stock certificates or other cash, property, Preferred Stock, other securities or any combination thereof substituted therefor in accordance with the second paragraph of Section 7(a), cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder and (iv) when appropriate, after receipt, promptly deliver such cash to or upon the order of the registered holder of such Right Certificate. Notwithstanding the foregoing provisions of this Section 7(c), the Company may suspend the issuance of shares of Common Stock upon exercise of a Right for a reasonable period, not in excess of 90 days, during which the Company seeks to register under the Securities Act of 1933, as amended, and any applicable securities law of any other jurisdiction the shares of Common Stock or other securities to be issued pursuant to the Rights.

        (h) Section 9 is hereby amended and restated in its entirety as follows:

               Section 9. Listing and Issuance of Common Stock. Subject to the second paragraph of Section 7(a), so long as the Common Stock issuable upon the exercise of



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        Rights may be listed on any national securities exchange, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares of Common Stock to be issued on such exchange upon official notice of issuance upon such exercise. The Company covenants and agrees that it will take all such action as may be necessary to ensure that all shares of Common Stock delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Common Stock (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares. The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Common Stock issued upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a person other than, or the issuance or delivery of certificates for the Common Stock in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or deliver any certificates for Common Stock upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

        (i) Section 18 and Section 20(c) shall be amended to add the word "gross" before the words "negligence, bad faith or willful misconduct".

        (j) Section 25 shall be amended to replace the address of the Rights Agent with the following:

        BankBoston, N.A.
        c/o Boston EquiServe Limited Partnership
        150 Royall Street
        Canton, MA 02021
        Attn:  Client Administration

        SECTION 3. GOVERNING LAW. This Amendment, the Agreement and each Right Certificate issued thereunder shall be deemed to be a contract made under the laws of the State in which the Company or its successor is incorporated and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

        SECTION 4. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        SECTION 5. BENEFITS OF THIS AGREEMENT. Nothing in this Amendment shall be construed to give any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, registered holders of the Common Stock) any legal or equitable right, remedy, or claim under this Amendment or the Agreement; but this Amendment and the Agreement shall be for the sole and exclusive benefit of the Company, the



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Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, registered holders of the Common Stock).

        SECTION 6. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                       CALIFORNIA MICROWAVE, INC.

Attest:

By:     /s/ Kenneth J. Wees            By:    /s/ Donna S. Birks
   --------------------------------       --------------------------------------
        Title: VP, General Counsel &           Title:  EVP & CFO
                  Secretary

Attest:                                BANKBOSTON, N.A.
                                       (Successor to Bank of America,
                                       N.T. & S.A.)

By:     /s/ Ingrid Freire              By:    /s/ Geoffrey D. Anderson
   --------------------------------       --------------------------------------
        Title:  Account Manager               Title:  Director





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